Exhibit 4.5

Amendment No. 2 to the

BioLife Solutions, Inc.

Second Amended and Restated 2013 Performance Incentive Plan

This Amendment No. 2 (the “Amendment”) to the BioLife Solutions, Inc. Second Amended and Restated 2013 Performance Incentive Plan (as amended, the “Plan”), is made effective as of June 18, 2021 by BioLife Solutions, Inc. (the “Company”).

WITNESSETH:

WHEREAS, the Plan was originally adopted by the Company’s Board of Directors on April 25, 2013 and approved by the Company’s stockholders on June 20, 2013, was amended and restated by the Company’s Board of Directors on February 19, 2015 and approved by the Company’s stockholders on May 4, 2015, was again amended and restated by the Company’s Board of Directors on April 5, 2017 and approved by the Company’s stockholders on May 25, 2017 and was amended by the Company’s Board of Directors on February 24, 2020 and approved by the Company’s stockholders on July 9, 2020;

WHEREAS, the Board has the authority pursuant to Article 9 of the Plan to amend the Plan subject to the approval of the stockholders entitled to vote in accordance with applicable law;

WHEREAS, the Board desires to amend the Plan to further increase the aggregate number of shares of common stock that may be issued under the Plan; and

WHEREAS, on April 22, 2021, the Board approved Amendment No. 2 and recommended its approval to the stockholders;

NOW, THEREFORE, pursuant to the power of amendment set forth in the Plan and subject to the approval of Company’s stockholders, the Plan is hereby amended as follows effective upon the approval by the stockholders of Amendment No. 2:

1. The references to “5,000,000 shares” in the first paragraph of Article 4.1 of the Plan is replaced in their entirety with “6,500,000 shares”.

2. Except as hereinabove amended and modified, the Plan shall remain in full force and effect.

3. A majority of votes cast by the Stockholders present in person or by proxy and entitled to vote at the meeting of stockholders at which this Amendment No. 2 to the Plan was considered, has duly approved this Amendment No. 2 to the Plan.

IN WITNESS WHEREOF, this Amendment No. 2 to the Plan is made effective this 18th day of June, 2021.

BioLife Solutions, Inc. By: /s/ Roderick de Greef Name: Roderick de Greef Title: Chief Financial Officer